                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]    Filed by a Party other than the Registrant [   ]

Check the appropriate box:
[   ] Preliminary Proxy Statement
[   ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-
      6(e)(2))
[ X ] Definitive Proxy Statement
[   ] Definitive Additional Materials
[   ] Soliciting Material Pursuant to (S)240.14a-12

                           LOWRANCE ELECTRONICS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[ X ] No fee required.

[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     1)  Title of each class of securities to which transaction applies:

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     2)  Aggregate number of securities to which transaction applies:

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     3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     4)  Proposed maximum aggregate of transaction:

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     5)  Total fee paid:

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[   ] Fee paid previously with preliminary materials.

[   ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

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     2)  Form, Schedule or Registration Statement No.:

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     3)  Filing Party:

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     4)  Date Filed:

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

                           LOWRANCE ELECTRONICS, INC.
                            12000 East Skelly Drive
                          Tulsa, Oklahoma  74128-2486

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To Be Held December 14, 1999

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Lowrance Electronics, Inc., a Delaware corporation (the "Company"), will be held in the Director's Room on the Main Lobby Floor of the Adam's Mark Hotel, 100 East Second Street, Tulsa, Oklahoma, on Tuesday, December 14, 1999, at 10:00 a.m., local time, to consider and vote upon the following matters described in the accompanying Proxy Statement:

     (1) To elect two Class I Directors for a three-year term expiring in December 2002 and until their successors have been duly elected and qualified;

     (2) To ratify the selection of Arthur Andersen LLP as independent public accountants for the Company for its fiscal year 2000; and

     (3) To transact such other and further business as may be brought before the Annual Meeting or any adjournment or adjournments thereof.

     Only Stockholders of record at the close of business on November 1, 1999, are entitled to vote at the meeting or any adjournment or adjournments thereof. Stockholders who do not expect to attend the meeting in person are urged to mark, date, sign, and mail the enclosed Proxy in the enclosed return envelope for which no postage is needed if mailed in the United States.

                                              By Order of the Board of Directors


                                                            Robert F. Biolchini
                                                                       Secretary

Tulsa, Oklahoma
November 18, 1999

             IF YOU CANNOT BE PRESENT IN PERSON, PLEASE MARK, DATE,
                   AND SIGN THE ENCLOSED PROXY AND MAIL IT AT
                           YOUR EARLIEST CONVENIENCE

                           LOWRANCE ELECTRONICS, INC.
                            12000 East Skelly Drive
                          Tulsa, Oklahoma  74128-2486

                                PROXY STATEMENT

                         Annual Meeting of Stockholders
                               December 14, 1999

     The enclosed form of Proxy is solicited by the Board of Directors of Lowrance Electronics, Inc., (the "Company") for use at the Annual Meeting of Stockholders to be held in the Director's Room on the Main Lobby Floor of the Adam's Mark Hotel, 100 East Second Street, Tulsa, Oklahoma, on Tuesday, December 14, 1999, at 10:00 a.m., local time.

     This Proxy Statement and the Proxy are mailed to Stockholders on or about November 19, 1999, and are furnished in connection with the solicitation of Proxies by the Board of Directors of the Company. This Proxy solicitation is by mail and at the expense of the Company. It may be that further solicitation of Proxies will be made by telephone or oral communication. All such further solicitation will be at the expense of the Company and may be conducted by employees of the Company who will not receive additional compensation for such solicitation.

                                     VOTING

     Shares represented by Proxies received by the Board of Directors will be voted at the Annual Meeting in accordance with the specifications made thereon by the Stockholders, unless authority to do so is withheld. If no specification is made, the Proxy will be voted in favor of the proposals referred to therein and herein.

     Any Stockholder giving a Proxy has the power to revoke it at any time before it is voted, and revocation may be by letter, notice in writing, or telegram addressed to Robert F. Biolchini, Secretary of Lowrance Electronics, Inc., 12000 East Skelly Drive, Tulsa, Oklahoma, 74128-2486. Each Proxy, unless previously revoked, will be voted at the meeting.

     Only Stockholders of record at the close of business on November 1, 1999, will be entitled to vote at the Annual Meeting. On November 1, 1999, there were outstanding 3,768,796 shares of Common Stock, par value $0.10 per share, all of which will be entitled to vote at the Annual Meeting. Each Share of Common Stock is entitled to one vote, with no right of cumulative voting. The Company has no other voting securities outstanding.

     The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business. A quorum being present, all proposals to be voted on at the Annual Meeting will be decided by a majority vote of the shares present, in person or by proxy, certified to by inspectors of election, unless the proposal relates to matters on which more than a majority vote is required under the Company's Certificate of Incorporation, its Bylaws, or the laws of the State of Delaware, under whose laws the Company is Incorporated.

PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of November 1, 1999, the number and percentages of outstanding shares of the Common Stock beneficially owned by all persons known by the Company to own more than 5% of the

Company's Common Stock, by each director and nominee for director of the Company, and by all officers and directors of the Company as a group:


     Name and Address                       Amount and Nature of                     Percentage
     of Beneficial Owner                    Beneficial Ownership                      of Shares
     --------------------                   ---------------------                   -----------

     Darrell J. Lowrance (1)                      1,907,423 (2)                           50.6%
     12000 East Skelly Drive
     Tulsa, OK  74128-2486

     Willard P. Britton (1)                          14,653 *
     1571 Breakwater Terrace                         Direct
     Hollywood,  FL  33019

     Ronald G. Weber (1)                             71,745 (3)                            1.9%
     12000 East Skelly Drive
     Tulsa, OK  74128-2486

     Robert F. Biolchini (1)                         95,661                                2.5%
     3300 First Place Tower                          Direct
     15 East 5th Street
     Tulsa, OK  74103

     Peter F. Foley, III (1)                         54,183                                1.4%
     Boone Bait Company                              Direct
     1501 Minnesota Avenue
     Winter Park,  FL  32790

     Alpo F. Crane (1)                                3,580 *
     2633 Richardson Drive, Apt. 3-C                 Direct
     Charlotte,  NC  28211

     Estate of James L. Knight                      384,152                               10.2%
     c/o Northern Trust Bank of                      Direct
      Florida, N.A.
     700 Brickell Avenue
     Miami, FL  33131-2881

     All directors and                            2,169,095 (4)                           57.6%
     officers as a group
     (including those listed
     above, nine persons
     total)

* One-half of one percent or less

     (1) Director or nominee for director.

     (2) Includes 180,500 shares held indirectly in an individual retirement account with Mr. Lowrance having the sole voting and investment power, 143,908 shares held of record by the Trustees of the Lowrance Savings Plan and Trust for Mr. Lowrance, who is entitled to vote such shares and 3,725 owned indirectly by an immediate family member.

     (3) Includes 33,000 shares held of record by the Trustees of the Lowrance Savings Plan and Trust for Mr. Weber, who is entitled to vote such shares.

     (4) All voting securities owned by officers and directors are owned directly except for 365,033 shares.

     Darrell J. Lowrance and James L. Knight (deceased) entered into a Shareholders' Agreement dated December 22, 1978, which provides that, except for sales in a public offering, neither party may sell his Common Stock without offering the Company the right of first refusal at the same price offered by a third party, payable in eight equal annual payments, including annual interest at 8%. If the Company does not exercise the right of first refusal and purchase the Common Stock, then the other individual party has the right to purchase such stock at the same price and under the same payment terms. On October 8, 1986, a First Amendment to the Shareholders' Agreement was entered into between Messrs. Knight and Lowrance which allowed them, after the initial public offering of the Company's stock in 1986 to sell their Common Stock in the public market pursuant to Rule 144 and permits charitable donations of their Common Stock within certain limits as to the total number of shares which may be donated to one charitable institution without first offering such stock to the Company or the other party. The right of first refusal terminates only when either (a) Mr. Lowrance's stock ownership in the Company is less than 15% of the Company's outstanding stock, or (b) Mr. Knight's stock ownership in the Company is less than 10% of the Company's outstanding stock, exclusive of any stock donated by either of them to a charitable institution. Additionally, Messrs. Lowrance and Knight entered into an Agreement on October 8, 1986, with the Company whereby they agreed not to sell any of their shares of Common Stock privately, except as permitted under the First Amendment to Shareholders' Agreement.

     As of November 1, 1999, 806,936 shares of Common Stock were sold in the public market by the Estate of James L. Knight pursuant to Rule 144 since May of 1992 when the Estate first elected to sell stock owned by the Estate as permitted by the Agreement and First Amendment to Shareholders' Agreement and as allowed under Rule 144. Additionally, in May 1993, 68,966 shares of common stock were sold by the Estate of James L. Knight to the Company and retired and 34,483 shares were sold by the Estate of James L. Knight directly to Mr. Lowrance. Except for the sales made by the Estate of James L. Knight pursuant to Rule 144 and the sales made by the Estate of James L. Knight to the Company and Mr. Lowrance, neither Mr. Knight nor Mr. Lowrance has sold nor made a gift of any stock in the Company pursuant to the aforementioned Agreement and First Amendment to Shareholders' Agreement.

ELECTION OF DIRECTORS

     The directors of the Company are divided into three classes, designated as Class I, Class II, and Class III. Each class consists of one-third of the directors constituting the whole Board. The directors, upon being elected, all serve three-year terms, and the term of each member of the same class expires at the same time. At each Annual Meeting of Stockholders, directors to replace those whose terms expire at such Annual Meeting are elected for a three-year term.

     In accordance with the recommendation of the Compensation and Nominating Committee, two individuals, Willard P. Britton and Ronald G. Weber, who are currently directors of the Company, have been nominated by the Board of Directors for re-election as Class I directors at the Annual Meeting for a three-year term expiring in December 2002. Robert F. Biolchini and Alpo F. Crane, the Class II directors, and Darrell J. Lowrance and Peter F. Foley, III, the Class III directors, will continue to serve as directors pursuant to their prior elections.

     The persons designated by the Board of Directors as proxies in the accompanying Proxy intend to vote, unless otherwise instructed in such Proxy, for the election of Messrs. Britton and Weber. Should either Mr. Britton or Mr. Weber become unable for any reason to stand for election as a director of the Company, it is the intention of the persons named in the Proxy to vote for the election of such other person as the Compensation and Nominating Committee may recommend and the Board of Directors may nominate to replace Mr. Britton or Mr. Weber, or, if none, the Compensation and Nominating Committee will recommend that the size of the Board of Directors be reduced. The Company knows of no reason why Messrs. Britton and Weber will be unavailable or unable to serve.

Standing for Election
                           Class I Director Nominees
                          (Term Expires December 2002)

     Willard P. Britton. Mr. Britton, age 76, has been a director of the Company since December 1985. Mr. Britton is a retired Vice President and Controller of Knight-Ridder, Inc., a corporation engaged primarily in communications.

     Ronald G. Weber. Mr. Weber, age 55, has served the Company as its Executive Vice President of Technology and Engineering since December 1993 and prior thereto served as Senior Vice President of Engineering since 1980. Mr. Weber has also been a director since October 1992. Mr. Weber joined the Company in 1976, and prior to serving in his current position, he held several technical positions with the Company.

Continuing in Office
                               Class II Directors
                          (Term Expires December 2000)

     Robert F. Biolchini. Mr. Biolchini, age 60, has served as a Director of the Company and its Secretary since December 1985. Mr. Biolchini is a director and Chairman of the Board of Valley National Bank and his principal occupation since 1968 has been the practice of law as a partner in the law firm of Stuart, Biolchini, Turner & Givray, counsel for the Company.

     Alpo F. Crane. Mr. Crane, age 58, has been a Director of the Company since December 1985 and presently is involved in private investments. Mr. Crane retired as the Director of International Sales for the In-Sink-Erator Division of Emerson Electric Company, a corporation engaged in the manufacture of a broad range of electrical-electronic products and systems, in 1993, a position he held since September 1989. Prior thereto, Mr. Crane was the President and Treasurer of Almar International, Ltd., a corporation engaged in international trade consulting.

                              Class III Directors
                          (Term expires December 2001)

     Darrell J. Lowrance. Mr. Lowrance, age 61, a founder of the Company, has been with the Company since its formation in 1957. He currently serves as President and Chief Executive Officer and a Director of the Company, positions he has held since 1964. During 1983 and 1984, Mr. Lowrance served as President of the American Fishing Tackle Manufacturer's Association (AFTMA). In July 1988, Mr. Lowrance returned to the Board of Directors of AFTMA, a position he previously held from 1978 through 1986. Additionally, in April 1989, Mr. Lowrance was elected as a director of the National Association of Marine Products and Services.

     Peter F. Foley, III. Mr. Foley, age 63, has served as a director since October 1991 and has been President of Boone Bait Company, a company engaged in the manufacture of saltwater fishing lures, since 1978. For more than 10 years, Mr. Foley has served on numerous boards related to the marine industry, including the American Fishing Tackle Manufacturer's Association (AFTMA). Further, he has been awarded government grants, as an industry expert in international marketing of fishing tackle products, to study and report on key opportunities for the industry.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     The Company's Board of Directors met eleven times during the fiscal year ended July 31, 1999. The Board of Directors has an Audit Committee and a Compensation and Nominating Committee.

     The Audit Committee is composed of Willard P. Britton, Alpo F. Crane, and Robert F. Biolchini (Chairman). The Audit Committee held two meetings during the Company's 1999 fiscal year. All members attended both meetings. The Audit Committee meets on a scheduled basis with the Company's independent public accountants and is available to meet at the request of the Company's independent public accountants. The Audit committee reviews the Company's accounting policies, internal controls, and other accounting and auditing matters; considers the qualifications of the Company's independent public accountants; makes a recommendation to the Board as to the engagement of an independent public accountant; and reviews the letter of engagement and statement of fees relating to the scope of the annual audit and special audit work which may be recommended or required by the independent public accountants.

     The Compensation and Nominating Committee is composed of Willard P. Britton, Peter F. Foley, III, and Robert F. Biolchini (Chairman). The Compensation and Nominating Committee held one meeting during the Company's 1999 fiscal year at which all members attended. The Committee reviews the nature and amount of compensation of the officers of the Company and recommends changes with respect thereto, including the Company's Executive Bonus Plan, 1986 Stock Option Plan, and 1989 Stock Option Plan, and recommends the nominees for directors. The Committee will consider qualified director candidates submitted to it by other directors, employees, or stockholders. As a prerequisite to consideration, each recommendation must be accompanied by biographical material of the proposed candidate, fully disclosing the candidate's qualifications and demonstrated sound business judgment, as well as an indication that the proposed candidate would be willing to serve as a director, if elected. In order for a candidate recommended by a Stockholder to be considered as a nominee at the Annual Meeting to be held in 2000, the name of such candidate, together with the written description of the candidate's qualifications, must be received by the Secretary of the Company prior to August 11, 2000.

     There was no incumbent or nominee for director who failed to attend at least 75% of the aggregate number of meetings of the Board and Committees upon which they sit. Each director receives $12,000 per year compensation and an additional fee of $1,000 for each meeting of the Board of Directors and $750 for each Committee meeting attended. All directors are reimbursed for certain reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or Committee meetings.

     There are no family relationships between any director or executive officer of the Company. Alpo F. Crane is the son-in-law of the late James L. Knight, whose Estate is a principal Stockholder of the Company. Mr. Crane and Willard
P. Britton initially served as directors of the Company at the request of Mr. Knight and now serve at the request of the Board of Directors.

                      EXECUTIVE OFFICERS AND COMPENSATION

Executive Officers

     The executive officers of the Company are as follows:

               Name             Age               Position
               ----             ---               --------
        Darrell J. Lowrance     61    President and Chief Executive Officer
                                      since 1964.

        Ronald G. Weber         55    Executive Vice President of Technology and
                                      Engineering since December 1993. Prior
                                      thereto Mr. Weber was the Senior Vice
                                      President of Engineering since 1980.

        Steven L. Schneider     40    Vice President of Sales and Marketing
                                      since March 1994. Prior thereto, Mr.
                                      Schneider was Director of Marketing and
                                      International Sales since September 1992
                                      and was subsequently promoted to Vice



                                      President of Marketing and International
                                      Sales in February 1993.

        Terry R. Nimmo          51    Vice President of Manufacturing and
                                      Materials since June 1995. Prior thereto
                                      Mr. Nimmo was Vice-President of
                                      Materials/M.I.S. since 1991. Mr. Nimmo
                                      joined the Company in April 1982 as its
                                      Manager of Information Systems and
                                      subsequently was promoted to Manager of
                                      Materials/Management Information Systems.

        Mark C. Wilmoth         40    Vice President of Finance and Treasurer
                                      since March 1994. Prior thereto, Mr.
                                      Wilmoth was Corporate Controller and
                                      Assistant Secretary since 1988.

All officers of the Company are elected annually and serve at the pleasure of the Board of Directors.

Compensation

          The following table sets forth the aggregate cash compensation paid to the executive officers listed for services rendered in all capacities to the Company for the fiscal year ended July 31, 1999:

                                                                 (1)               (2)               (3)
Name of Individual/                                                           Other Annual           All
Principal Position              Year         Salary             Bonus         Compensation          Other
                                               ($)               ($)               ($)               ($)
--------------------------------------------------------------------------------------------------------------
Darrell J. Lowrance              1999        382,000            249,000              -              30,600
President and Chief              1998        382,000                  -              -              30,300
Executive Officer                1997        374,000                  -              -              26,255

Ronald G. Weber                  1999        208,000             92,000              -              30,600
Executive Vice President         1998        208,000                  -              -              30,686
of Technology and Engineering    1997        204,000                  -              -              24,347

Steven L. Schneider              1999        163,000             47,000              -               9,600
Vice President of                1998        163,000                  -              -               9,313
Sales and Marketing              1997        160,000                  -              -               9,553

Mark C. Wilmoth                  1999        145,000             64,000              -               9,010
Vice President of Finance and    1998        145,000                  -              -               8,596
Treasurer                        1997        140,000                  -              -               8,898

Terry R. Nimmo                   1999        145,000             64,000              -               9,001
Vice President of                1998        145,000                  -              -               7,505
Materials/M.I.S.                 1997        140,000                  -              -               7,703


(1) The Company's Executive Bonus Plan for fiscal year 1999 provided for a performance bonus pool measured entirely on the basis of the Company's pretax, prebonus earnings compared to budgeted pretax, prebonus earnings. This bonus pool was to be divided, based on certain predetermined percentages, between the Company's President, four Vice Presidents, and certain other key employees. In order to earn any performance bonus, it was necessary for pretax, prebonus income to exceed $700,000, which the Company did and accordingly a performance bonus pool of $489,000 was earned and paid in October, 1999 to those officers and key employees who earned a performance bonus. The Executive Bonus Plan for fiscal year 1999 also provided for discretionary bonuses for executive officers, except the President, and certain other key employees, granted at the recommendation of the President on the basis of individual performance not to exceed 15% of their respective salaries. The President exercised his right to recommend discretionary bonuses for executive officers and certain key employees of the Company to the Compensation and Nominating Committee of the Board of Directors. Accordingly, certain discretionary bonuses aggregating $124,000 were recommended by the Compensation and Nominating Committee and approved by the Board of Directors for payment in October of 1999. The Company paid an aggregate of $613,000 in bonuses in October, 1999 pursuant to the Company's 1999 Executive Bonus Plan. The aggregate maximum amount payable pursuant to the Company's 1999 Executive Bonus Plan, to include performance bonuses and discretionary bonuses, was limited to $1,000,000.

(2) The 1999 remuneration described in other annual compensation includes the cost to the Company of benefits furnished to the executive officers, including premiums for life and health insurance, personal use of Company automobiles, and other personal benefits provided to such individuals that are extended in connection with the conduct of the Company's business. During 1999, 1998, and 1997, no executive officers received other compensation in excess of 10% of such officer's cash compensation.

(3) Other long-term compensation resulted from contributions to the Lowrance Savings Plan and Trust Number 1 on behalf of the listed executive officers. Also included are director's fees of $21,000, $21,000 and $17,000 paid to Mr. Lowrance and $21,000, $21,000 and $15,000 paid to Mr. Weber in 1999, 1998 and 1997, respectively.

     Employment and Severance Arrangements. The Company is a party to employment and severance agreements with the following three executive officers of the
Company: Terry R. Nimmo, Steven L. Schneider and Mark C. Wilmoth. Under these employment and severance agreements, all of which are substantially identical, if the Company is sold, merged, reorganized or otherwise acquired at a time when the executive is still employed with the Company, and if employment of any executive is terminated other than for "cause", as defined in the employment and severance agreement, then each such executive would be entitled to payment of the Company's standard severance and a lump sum payment in the amount of such executive's salary for one year. The aggregate amount of such cash benefits payable to each executive would be $197,981.00 for Mr. Nimmo, $222,557.00 for Mr. Schneider and $196,586.00 for Mr. Wilmoth.

     Stock Option Plans. The Company's 1986 and 1989 Stock Option Plans (the "Plans") adopted by the Board of Directors and approved by the Stockholders, reserve 400,000 shares of Common Stock (subject to certain adjustments) for issuance upon the exercise of incentive stock options (as defined in Section 422A of the Internal Revenue Code), non-qualified stock options, and limited stock appreciation rights ("limited SAR's") which may be granted to directors, officers, and key employees (13 persons are eligible to participate as of the date of this Proxy Statement). The Plans are designed to serve as an incentive for attracting and retaining qualified and competent employees and directors.

     The Compensation and Nominating Committee of the Board of Directors administers and interprets the Plans and has authority to grant options on such terms and at such prices as it may determine, but the exercise price of incentive stock options will not be less than the fair market value of the Common Stock on the date of grant and no option will be exercisable after the expiration of ten years from the date of grant. The committee may also grant limited SAR's in tandem with options. A limited SAR is exercisable only to the extent that the related option is exercisable and the exercise of any portion of either the related option or tandem limited SAR will cause a corresponding reduction in the number of shares remaining subject to the option or the tandem limited SAR. The

Board of Directors has resolved that the exercise price of non-statutory stock options will be not less than 85% of the fair market value of the Common Stock on the date of grant.

     During fiscal year 1999, no options and no limited SAR's were granted. As of November 1, 1999, the Company had no non-qualified options issued of the 400,000 authorized in the Plans. There were no options exercised during the year by the Company's chief executive officer and the other executive officers named in the compensation table:

     As of November 1, 1999, options on 80,000 shares under these plans have been exercised to date and no limited SAR's have been granted.

     Retirement Plan. The Lowrance Savings Plan and Trust (the "Retirement Plan") requires the Company to contribute to the Retirement Plan up to 6% of each participant's salary annually. Participants include all employees of the Company, including executive officers, who have completed one year of employment with at least 1,000 hours of service. The Company makes a fixed contribution of 3% of each participant's salary. In addition, if an employee makes voluntary contributions, the Company will make additional contributions equal to 100% of the first $10 per pay period of the employee's contribution and 50% thereafter, not to exceed 3% of the employee's salary. Each participant's interest in the Company's contributions vests fully over a period of seven years. Generally, a participant's interest in the Company's contributions may be withdrawn only upon termination or in certain hardship situations. The Trustees and Administrative Committee of the Retirement Plan are appointed by the Board of Directors.

     Board Compensation Committee Report. The members of the Compensation and Nominating Committee are Mr. Robert Biolchini, Mr. Willard Britton, and Mr. Peter Foley, III. Each member of the Committee is a non-employee director.

     In determining the compensation payable to the Company's executive officers, it is the basic philosophy of the Committee that the total annual compensation for these individuals should be at a level which is competitive with the marketplace (which requires compensation to be middle to high) in companies of similar size for positions of similar scope and responsibility. In determining the appropriateness of compensation levels, the Committee annually reviews the Company's compensation policies and nationally recognized compensation surveys, principally William Mercer Executive Compensation Survey, which is a comparison of fixed and variable compensation based upon a corporation's industry and size.

     The key elements of the total annual compensation for executive officers consists of a base salary and variable compensation in the form of annual bonus' and stock options. The base salaries are generally set at or near the middle to high range for the competitive marketplace as indicated in the above referenced survey for companies within the same industry classification and relative size. Annual bonus' consists of two components, a performance bonus based entirely on the basis of the Company's pretax, prebonus earnings and a discretionary bonus for executive officers, except the President, which is recommenced by the President on the basis of individual performance.

     In fiscal 1999, the Company's performance exceeded target levels, therefore performance bonus' of $489,000 were earned and discretionary bonus' in the amount of $124,000 were granted. The aggregate payout in October 1999 was $613,000. Base salaries of executive officers were not increased during 1999.

     The base salary for the Chief Executive Officer approximates the 75th percentile for the comparable companies in the above referenced survey. The committee has set the base pay for the Chief Executive above the market average due to his tenure with the Company and his irreplaceable knowledge of and personal contacts and relationships in the industries in which the Company operates. All of the Chief Executive's incentive pay is based on achieving targeted pretax, prebonus earnings levels with no discretionary bonus component. As the Company's performance was above target levels in fiscal year 1999 an incentive bonus of $249,000 was earned and paid in October 1999.

     Compensation and Nominating Committee:

          Robert F. Biolchini, Chairman
          Willard P. Britton
          Peter F. Foley, III

     Performance Graph. The following performance graph reflects yearly percentage change in the Company's cumulative total Stockholder return on Common Stock as compared with the cumulative total return of the NASDAQ (US) and the NASDAQ Electronic Components Index. All cumulative returns assume reinvestment of dividends and are calculated on a fiscal year basis on July 31 of each year.

                  Comparison of 5-Year Cumulative Total Return

LOWRANCE ELECTRONICS, INC.
PROXY DATA
              7/31/94     7/31/95     7/31/96       7/31/97       7/31/98       7/31/99

NASDAQ        233.103     327.141     356.454       526.012       619.236       885.625
U.S.

NASDAQ        355.719     807.325     748.905     1,592.457     1,366.854     2,494.254
ELECTRONIC
COMPONENTS

LEIX            5.500       6.250       5.750         5.500         4.063         6.188

ADJUST TO BASE:
                 1994        1995        1996          1997          1998          1999
NASDAQ            100         140         153           226           266           380
U.S.
NASDAQ            100         227         211           448           384           701
ELECTRONIC
COMPONENTS
LEIX              100         114         105           100            74           113

                             SELECTION OF AUDITORS

     The Board of Directors, upon recommendation of the Audit Committee, has selected Arthur Andersen LLP as the independent public accountants for the Company for its fiscal year 2000, subject to ratification by the Stockholders at the Annual Meeting.

     Arthur Andersen LLP served as independent public accountants for the Company for its last fiscal year. A representative of Arthur Andersen LLP will attend the Annual Meeting and have the opportunity to make a statement if the representative desires to do so and will be available to answer appropriate questions.

                             STOCKHOLDER PROPOSALS

     The date by which proposals of Stockholders intended to be presented at the 2000 Annual Meeting of Stockholders must be received by the Company for inclusion in the Company's Proxy Statement and form of Proxy relating to that meeting is August 11, 2000.

                OTHER MATTERS WHICH MAY COME BEFORE THE MEETING

     The Board of Directors does not intend to bring any other matters before the Annual Meeting nor does it know of any matters which other persons intend to bring before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named as proxies in the accompanying Proxy will vote thereon in accordance with their best judgment.

     It is important that Proxies be returned promptly. Therefore, Stockholders who do not expect to attend the Annual Meeting in person are urged to sign the enclosed Proxy and mail it at their earliest convenience in the enclosed return envelope for which no postage is needed if mailed in the United States.